      As filed with the Securities and Exchange Commission on May 12, 2000
                                                 Registration No.:  333-

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                                  ___________

                                    FORM S-8

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                                  ___________

                  VIRGINIA COMMONWEALTH FINANCIAL CORPORATION
                  -------------------------------------------
             (Exact name of registrant as specified in its charter)

        Virginia                                  54-1542438
        --------                                  ----------
(State of Incorporation                 (IRS Employer Identification No.)
     or Organization)



        102 South Main Street
         Culpeper, Virginia                            22701
         ------------------                            -----
(Address of Principal Executive Offices)            (Zip Code)


     VIRGINIA COMMONWEALTH FINANCIAL CORPORATION 1998 INCENTIVE STOCK PLAN
                            (Full name of the Plan)
                                  ___________


           O. R. Barham, Jr.                 Copy to: Fred W. Palmore, III, Esq.
              President                      -------  Scott M. J. Anderegg, Esq.
Virginia Commonwealth Financial Corporation            Mays & Valentine, L.L.P.
102 South Main Street                                  1111 East Main Street,
Culpeper, Virginia  22701                              Bank of America Center
    Telephone: (540) 825-4800                           Richmond, Virginia 23219
---------------------------------                      Telephone: (804) 697-1396
(Name and Address of Agent for Service Process)        -------------------------



Approximate date of proposed commencement of sales pursuant to the Plan: Upon effectiveness of this Registration Statement.

                        CALCULATION OF REGISTRATION FEE
================================================================================

                                             Proposed           Proposed
                                              Maximum            Maximum
   Title of Securities     Amount to be   Offering Price        Aggregate         Amount of
    to be Registered        Registered     Per Share(1)     Offering Price(1)  Registration Fee
-------------------------  ------------  -----------------  -----------------  ----------------
 Common Stock
 $2.50 par value             100,000          $20.19         $2,019,000              $533.02

          (1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended, on the basis of $20.19 per share. The proposed maximum offering price per share of $20.19 was calculated based on the average of the bid and asked prices of the shares of the Registrant as reported on the NASDAQ National Market System on May 9, 2000.

================================================================================

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Incorporation of Documents by Reference.

     Virginia Commonwealth Financial Corporation (the "Company") will furnish shareholders with annual reports containing audited financial statements and with quarterly reports containing unaudited financial statements for the first three quarters of each fiscal year. Copies of these documents, and any other communications sent to the Company's shareholders generally, also will be furnished to all persons eligible to participate in the Plan.

     The Company hereby incorporates herein by reference the following documents filed by the Company with the Commission:

     (a) Annual Report on Form 10-K for the fiscal year ended December 31, 1999, filed pursuant to Section 13 of the 1934 Act;

     (b) The description of the Company's Common Stock contained in the "Description of Capital Stock" in the Company's Proxy Statement/Prospectus filed as part of the Registration Statement on Form S-4, Registration No. 333-91711, with the Securities and Exchange Commission on November 26, 1999, as amended on December 28, 1999 (Pre-Effective Amendment No. 1), is hereby incorporated by reference.

     All documents filed by the Company after the date of this Registration Statement on Form S-8 pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, prior to the filing of a post-effective amendment which indicates that all the Company's Common Stock offered hereby has been sold or which deregisters such Company Common Stock then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement on Form S-8.

Item 4.  Description of Securities.

     Not Applicable.

Item 5.  Interests of Named Experts and Counsel.

     Not applicable.

Item 6.  Indemnification of Directors and Officers.

     Title 13.1, Chapter 9, Article 10 of the Code of Virginia of 1950, as amended, permits a Virginia corporation in general to indemnify any of its officers and directors, and any person serving at its request as an officer or director or another corporation or enterprise if he acted in good faith and in a manner which he believed to be in, or not opposed to, the best interest of the corporation. In the event, however, that such person is adjudged liable to the corporation, he will not be entitled to indemnification. The statute also permits a corporation to provide other or further indemnity in its articles of incorporation, or in a bylaw or resolution approved by its directors or shareholders, except for an indemnity against willful misconduct or a knowing violation of criminal law. Furthermore, unless limited by its articles of incorporation, a corporation shall indemnify a director who entirely prevails in the defense of any proceeding to which he was a party because he is or was a director of the corporation. Finally, the statute authorizes a corporation to purchase and maintain insurance on behalf of any such person against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability.

     The Articles of Incorporation of the Registrant provide that, to the extent and under the circumstances permitted by Virginia Code Section 13.1-704B, the Registrant shall indemnify any person who was or is a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he is or was a director or officer of the Registrant against liabilities, penalties, claims and fines, including amounts paid in settlement, reasonable expenses, and attorney's fees, imposed upon, threatened or asserted against him or her because he or she is or was an officer or director of the Registrant, except for an indemnity against willful misconduct or a knowing violation of criminal law.

Item 7.  Exemption from Registration Claimed.

         Not Applicable.

Item 8.  Exhibits.

         An index of Exhibits appears at page II-5 hereof.

Item 9.  Undertakings.

        (a) The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                (i) To include any prospectus required by Section10(a)(3) of the Securities Act of 1933;

                (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the Registration Statement;

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and(a)(1)(ii) shall not apply to information contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the undersigned certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Culpeper, Virginia, on April 20, 2000.

                                  VIRGINIA COMMONWEALTH FINANCIAL CORPORATION


                                  By:    /s/ O.R. Barham, Jr.
                                         --------------------
                                            O.R. Barham, Jr.
                                            President


    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



    Date                  Signature                            Title
    ----                  ---------                            -----



April 20, 2000        /s/ William B. Young             Chairman of the Board
                      --------------------
                          William B. Young


April 20, 2000        /s/ O. R. Barham, Jr.            President
                      ---------------------            (Principal Executive Officer)
                          O. R. Barham, Jr.


April 20, 2000        /s/ Jeffrey W. Farrar            Executive Vice President
                      ---------------------            (Principal Accounting Officer
                          Jeffrey W. Farrar            and Principal Financial
                                                       Officer)

April 20, 2000        /s/ Gregory L. Fisher            Director
                      ---------------------
                          Gregory L. Fisher


April 20, 2000        /s/ Marshall D. Gayheart, Jr.    Director
                      -----------------------------
                          Marshall D. Gayheart, Jr.


April 20, 2000        /s/ W. Robert Jebson, Jr.        Director
                      -------------------------
                          W. Robert Jebson, Jr.


April 20, 2000         /s/ H. Wayne Parrish             Director
                      --------------------
                          H. Wayne Parrish


April 20, 2000        /s/ Thomas F. Williams, Jr.      Director
                      ---------------------------
                          Thomas F. Williams, Jr.

April 20, 2000        /s/ Taylor E. Gore               Director
                      ------------------
                          Taylor E. Gore


April 20, 2000         /s/ William R. Southworth       Director
                       -------------------------
                           William R. Southworth


April 20, 2000         /s/ E. Page Butler              Director
                       ------------------
                           E. Page Butler

                                 EXHIBIT INDEX


Exhibit Description                                 Exhibit Number
-------------------                                 --------------
Articles of Incorporation                          3.1 (Incorporated by reference from
                                                   the Form 10-K, filed March 30, 1999)

Bylaws                                             3.2 (Incorporated by reference from
                                                   the Form 10-K, filed March 30, 1999)

Virginia Commonwealth Financial Corporation 1998   4
 Incentive Stock Plan, filed herewith.

Opinion of Mays & Valentine, L.L.P. dated May
 10, 2000, with respect to the validity of the     5
 Common Stock, filed herewith.

Consent of Yount, Hyde & Barbour, P.C.,
 Independent Public Accountants dated May 10,      23.1
 2000, filed herewith.

Consent of Mays & Valentine, L.L.P. dated May      23.2
 10, 2000, contained in their opinion filed as
 Exhibit 5 hereto.

                                      II-6